Exhibit 10.17
FORM OF XYLEM
2011 OMNIBUS INCENTIVE PLAN
2011 NON-QUALIFIED STOCK OPTION AWARD AGREEMENT
FOUNDERS GRANT
THIS AGREEMENT (the “Agreement”), effective as of the 7th day of November, 2011, by and between Xylem Inc. (the “Company”) and [name] (the “Optionee”), WITNESSETH:
WHEREAS, the Optionee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan, (the “Plan”)) as an employee, and in recognition of the Optionee’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), desires to provide an opportunity for the Optionee to acquire or enlarge stock ownership in the Company, pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:
1.	Grant of Options. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on November 7, 2011, (the “Grant Date”) to the Optionee of the option to purchase from the Company all or any part of an aggregate of #,### Shares (the “Option”), at the purchase price of $[ ] per Share (the “Option Price” or “Exercise Price”). The Option shall be a Nonqualified Stock Option.
2.	Terms and Conditions. It is understood and agreed that the Option is subject to the following terms and conditions:
(a)	Expiration Date. The Option shall expire on November 7, 2021, or, if the Optionee’s employment terminates before that date, on the date specified in subsection (f) below.

(b)	Exercise of Option. The Option may not be exercised until it has become vested.

(c)	Vesting. Subject to subsections 2(a) and 2(f), the Option shall vest in three installments as follows:
(i)	1/3 of the Option shall vest on November 7, 2012,

(ii)	1/3 of the Option shall vest on November 7, 2013, and

(iii)	1/3 of the Option shall vest on November 7, 2014,
Subject to subsections 2(a) and 2(f), to the extent not earlier vested pursuant to paragraphs (i), (ii), and (iii) of this subsection (c), the Option shall vest in full upon an Acceleration Event (as defined in the Plan).
(d)	Payment of Exercise Price. Permissible methods for payment of the Exercise Price upon exercise of the Option are described in Section 6.6 of the Plan, or, if the Plan is amended, successor provisions. In addition to the methods of exercise permitted by Section 6.6 of the Plan, the Optionee may exercise all or part of the Option by way of (i) broker-assisted cashless exercise in a manner consistent with the Federal Reserve Board’s Regulation T, unless the Committee determines that such exercise method is prohibited by law, or (ii) net-settlement, whereby the Optionee directs the Company to withhold Shares that otherwise would be issued upon exercise of the Option having an aggregate Fair Market Value on the date of the exercise equal to the Exercise Price, or the portion thereof being exercised by way of net-settlement (rounding up to the nearest whole Share).

(e)	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, all applicable federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to the exercise of the Option. The Optionee may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares that otherwise would be issued upon exercise of the Option, with the number of Shares withheld having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction (rounding up to the nearest whole Share). Any such election shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(f)	Effect of Termination of Employment.

If the Optionee’s employment terminates before November 7, 2021, the Option shall expire on the date set forth below, as applicable:
(i)	Termination due to Death. If the Optionee’s employment is terminated as a result of the Optionee’s death, the Option shall expire on the earlier of November 7, 2021, or the date three years after the termination of the Optionee’s employment due to death. If all or any portion of the Option is not vested at the time of the Optionee’s termination of employment due to death, the Option shall immediately become 100% vested.

(ii)	Termination due to Disability. If the Optionee’s employment is terminated as a result of the Optionee’s Disability (as defined below), the Option shall expire on the earlier of November 7, 2021, or the date five years after the termination of the Optionee’s employment due to Disability. If all or any portion of the Option is not vested at the time of the termination of the Optionee’s employment due to Disability, the Option shall immediately become 100% vested.

(iii)	Termination due to Retirement. If the Optionee’s employment is terminated as a result of the Optionee’s Retirement (as defined below), the Option shall expire on the earlier of November 7, 2021, or the date five years after the termination of the Optionee’s employment due to

Retirement. If all or any portion of the Option is not vested at the time of the Optionee’s termination of employment due to Retirement, a prorated portion of the unvested portion of the Option shall immediately vest as of the date of the termination of employment (see “Prorated Vesting Upon Retirement” below). Any remaining unvested portion of the Option shall expire as of the date of the termination of the Optionee’s employment. For purposes of this subsection 2(f)(iii), the Optionee shall be considered employed during any period in which the Optionee is receiving severance payments (disregarding any delays required to comply with tax or other requirements), and the date of the termination of the Optionee’s employment shall be the last day of any such severance period.
(iv)	Cause. If the Optionee’s employment is terminated by the Company (or an Affiliate, as the case may be) for cause (as determined by the Committee), the vested and unvested portions of the Option shall expire on the date of the termination of the Optionee’s employment.

(v)	Voluntary Termination or Other Termination by the Company. If the Optionee’s employment is terminated by the Optionee or terminated by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), and not because of the Optionee’s Retirement, Disability or death, the vested portion of the Option shall expire on the earlier of November 7, 2021, or the date three months after the termination of the Optionee’s employment. Any portion of the Option that is not vested (or the entire Option, if no part was vested) as of the date the Optionee’s employment terminates shall expire immediately on the date of termination of employment, and such unvested portion of the Option (the entire Option, if no portion was vested on the date of termination) shall not thereafter be exercisable. For purposes of this subsection 2(f)(v), the Optionee shall be considered employed during any period in which the Optionee is receiving severance payments, and the date of the termination of the Optionee’s employment shall be the last day of any such severance period.
Notwithstanding the foregoing, if an Optionee’s employment is terminated on or after an Acceleration Event (A) by the Company (or an Affiliate, as the case may be) for other than cause (as determined by the Committee), and not because of the Optionee’s Retirement, Disability, or death, or (B) by the Optionee because the Optionee in good faith believed that as a result of such Acceleration Event he or she was unable effectively to discharge his or her present duties or the duties of the position the Optionee occupied just prior to the occurrence of such Acceleration Event, the Option shall in no event expire before the earlier of the date that is 7 months after the Acceleration Event or November 7, 2021, .

Retirement. For purposes of this Agreement, the term “Retirement” shall mean the termination of the Optionee’s employment if, at the time of such termination, the Optionee is eligible to commence receipt of retirement benefits under a traditional formula defined benefit pension plan maintained by the Company or an Affiliate (or would be eligible to receive such benefits if he or she were a participant in such a traditional formula defined benefit pension plan) or if no such plan is maintained, the first day of the month which coincides with or follows the Optionee’s 65th birthday.
Disability. For purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Optionee to perform all of his or her duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

Prorated Vesting Upon Retirement. The prorated portion of an Option that vests upon termination of the Optionee’s employment due to the Optionee’s Retirement shall be determined by multiplying the total number of unvested Shares subject to the Option at the time of the termination of the Optionee’s employment by a fraction, the numerator of which is the number of full months the Optionee has been continually employed since the Grant Date and the denominator of which is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.

(g)	Compliance with Laws and Regulations. The Option shall not be exercised at any time when its exercise or the delivery of Shares hereunder would be in violation of any law, rule, or regulation that the Company may find to be valid and applicable.

(h)	Optionee Bound by Plan and Rules. The Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof as amended from time to time. The Optionee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee during the life of the Option. Terms used herein and not otherwise defined shall be as defined in the Plan.

(i)	Governing Law. This Agreement is issued, and the Option evidenced hereby is granted, in White Plains, New York and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

By signing a copy of this Agreement, the Optionee acknowledges that s/he has received a copy of the Plan, and that s/he has read and understands the Plan and this Agreement and agrees to the terms and conditions thereof. The Optionee further acknowledges that the Option awarded pursuant to this Agreement must be exercised prior to its expiration as set forth herein, that it is the Optionee’s responsibility to exercise the Option within such time period, and that the Company has no further responsibility to notify the Optionee of the expiration of the exercise period of the Option.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its President and Chief Executive Officer, or a Vice President, as of the 7th day of November, 2011.

Agreed to:	XYLEM INC.

Optionee
(Online acceptance constitutes agreement)

Dated:	Dated: November 7, 2011
Enclosures